Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Nine Months Ended September 30, 2020

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, October 29, 2020 – Bogota Financial Corp. (the “Company”) (NASDAQ: BSBK), the holding company for Bogota Savings Bank (the “Bank”), reported net income for the three months ended September 30, 2020 of $956,000, compared to net income of $671,000 for the comparable prior year period. The Company reported net income for the nine months ended September 30, 2020 of $1.0 million compared to a net income of $1.6 million for the comparable prior year period. The Company contributed cash and stock with a value of $2.9 million ($2.1 million after-tax) to the Bogota Charitable Foundation during the nine months ended September 30, 2020. Also during the nine months ended September 30, 2020 the Company had merger and acquisition related expenses of $79,000. Without the contribution to the charitable foundation and merger expenses, net income would have been $3.2 million.

On January 15, 2020, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 5,657,735 shares of common stock at a price of $10 per share, for gross proceeds of $56.6 million. The Company also issued 263,150 shares of common stock and $250,000 in cash to Bogota Savings Bank Charitable Foundation, Inc., and issued 7,236,640 shares of common stock to Bogota Financial, MHC, its New Jersey-chartered mutual holding company. Shares of the Company’s common stock began trading on January 16, 2020 on the Nasdaq Capital Market under the trading symbol “BSBK.”

On September 3, 2020 the Bank and Gibraltar Bank (“Gibraltar”) announced the execution of a merger agreement pursuant to which Gibraltar will merge with and into the Bank. The merger is expected to increase the Bank’s consolidated assets to approximately $860.0 million by the end of the first quarter of 2021, and double its branch network. Also in the first quarter of 2021 the Bank will be opening a new branch in Hasbrouck Heights, New Jersey which will also include additional back offices for staff.

Other Financial Highlights:

•

Total assets decreased $13.1 million, or 1.7%, to $753.5 million from $766.6 million at December 31, 2019. Unfilled subscriptions of $41.5 million from the stock offering were returned to subscribers in January 2020 following the completion of the stock offering. Excluding these funds, total assets increased by 3.9% during the nine months ended September 30, 2020.

•	Net loans increased $46.7 million, or 8.7%, to $583.8 million at September 30, 2020 from $537.2 million at December 31, 2019.

•	Total deposits were $510.8 million, increasing $13.1 million, or 2.6%, during the nine months ended September 30, 2020.

•

Return on average assets was 0.19% for the nine-month period ended September 30, 2020 compared to 0.25% for the corresponding period of 2019. Without the charitable foundation contribution, the return on average assets would have been 0.55% for the nine-month period ended September 30, 2020.

•

Return on average equity was 1.11% for the nine-month period ended September 30, 2020 compared to 2.25% for the same period of 2019. Without the charitable foundation contribution, the return on average equity would have been 3.25% for the nine-month period ended September 30, 2020.

As a qualified Small Business Administration lender, we were automatically authorized to originate loans under the Paycheck Protection Program (“PPP”). As of September 30, 2020, we have received and processed 113 PPP applications totaling approximately $10.5 million.

COVID

We are also providing assistance to individuals and small business clients directly impacted by the COVID-19 pandemic by allowing borrowers to modify their loans. Through September 30, 2020, the Company granted 172 loan modifications totaling $67.9 million which represented 11.6% of the total loan portfolio allowing customers who were affected by the COVID-19 pandemic to defer principal and/or interest payments. Of the 172 loans to which loan modifications were granted only 25 loans have requested additional deferrals as of September 30, 2020. The 25 loans still on deferral represents $7.9 million or 1.4% of net loans and all the loans are within the one-to-four family residential real estate portfolio.

These short-term loan modifications will be treated in accordance with Section 4013 of the CARES Act and will not be treated as troubled debt restructurings during the short-term modification period if the loan was not in arrears at December 31, 2019. Furthermore, these loans will continue to accrue interest. Details with respect to actual loan modifications are as follows:

	Original Loan Modifications			Loans currently still in deferral
Type of Loan	Number of Loans	Balance as of September 30, 2020	Percent of Total Loans as of September 30, 2020	Number of Loans	Balance as of September 30, 2020	Percent of Total Loans as of September 30, 2020
One- to four-family residential real estate	146	$42,661,815	7.3%	25	$7,948,412	1.4%
Commercial real estate	14	19,446,112	3.3%	—	—	0.0%
Multi-family real estate	10	5,261,485	0.9%	—	—	0.0%
Commercial and industrial	2	485,075	0.1%	—	—	0.0%
Consumer	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total	172	$67,854,487	11.6%	25	$7,948,412	1.4%

Joseph Coccaro, President and Chief Executive Officer, said, “During the first quarter we successfully converted the Bank to a two-tier mutual holding company structure. We are pleased with our continued strategy to expand our loan portfolio and the positive overall impacts of doing so on assets and income. We continue our efforts to expand our market presence, improve and expand our technology platform and offerings and manage our interest rate risk. We have been pleased with our excellent loan quality, and low loan delinquencies during the first nine months of 2020.”

Mr. Coccaro further stated, “We continue to focus on the various ways in which we can assist our customers who have been adversely impacted by COVID-19, while we recognize significant economic uncertainty lies ahead, we believe our strong balance sheet is well positioned for such an environment. The economic impact of the COVID-19 pandemic on the Company’s operations was not material during the first nine months ended September 30, 2020. However, there could be a more significant impact on the Company’s financial results going forward due to increases in loan delinquencies, problem assets or foreclosures, a decline in collateral value or an increase in allowance for loan losses. I am optimistic community banking will continue to prosper by supporting individuals and small businesses looking for a community bank.”

Income Statement Analysis

Compared to the third quarter of 2019, net interest income increased $843,000, or 30.7%, to $3.6 million for the three months ended September 30, 2020. During the same period, our net interest margin increased from 1.74% to 1.97%, while the ratio of average interest-earning assets to average interest-bearing liabilities increased 8.6% to 121.75%. For the nine months ended September 30, 2020, net interest income increased $1.6 million, or 19.4%, to $10.0 million. For the nine months ended September 30, 2020 there was a 14-basis point increase in net interest margin to 1.90%, while the ratio of average interest-earning assets to average interest-bearing liabilities improved 9.4% to 121.9%. The increase in net interest margin during the three and nine months ended September 30, 2020 was mostly due to the higher ratio of average interest-earning assets to average interest-bearing liabilities

We recorded a provision for loan losses of $25,000 and $275,000 for the three- and nine-month periods ended September 30, 2020, respectively, compared to no provision for loans losses for the same periods last year. Higher commercial real estate loan balances and increased risks factors associated with COVID 19 were the reasons for the provisions.

Non-interest income was $108,000 for the three months September 30, 2020, a decrease of $24,000, or 18.3%, compared to $132,000 in the prior year period. For the nine months ended September 30, 2020, non-interest income totaled $997,000, an increase of $585,000, or 142.1%, from the prior year period. Death benefit proceeds received on our investment in Bank Owned Life Insurance was the primary reason for the increase during the nine-month period.

For the three months ended September 30, 2020, non-interest expenses increased $455,000 to $2.4 million, over the comparable 2019 period. Professional fees increased $154,000, or 180.0%, due to additional expense associated with becoming a public company.

Salaries and employee benefits increased $101,000, or 8.2%, attributable to increased benefits and employee stock ownership plan expenses. Data processing expense increased $98,000 or 117.1% due to invoice credits during 2019 that did not reoccur in 2020. The increase of other general operating expenses was mainly due to increased FDIC insurance expense due to credits utilized last year and increase in other expense. Advertising expense decreased $35,000, or 53.9% due to the lack of advertising during the height of the COVID crisis.

For the nine months ended September 30, 2020, non-interest expenses increased $3.1 million, or 46.7%, to $9.6 million, over the comparable 2019 period. Expenses for the nine months ended September 30, 2020 included a $2.9 million contribution to the Bogota Charitable Foundation that was formed during the reorganization of the Bank into a two-tier mutual holding company form of organization. Data processing costs decreased $327,000, or 39.9%, due to $360,000 in de-conversion expenses in 2019 in connection with the Bank’s data processing conversion. Advertising expense decreased $53,000, or 28.7% due to the lack of advertising during the height of the COVID crisis. Excluding the contribution to the charitable foundation in 2020 and the de-conversion expense in 2019, non-interest expenses increased $544,000 to $6.7 million compared to the same period last year. The increase of other general operating expenses was mainly due to increases in professional fees associated with the expense of becoming a public company.

Balance Sheet Analysis

Total assets were $753.5 million at September 30, 2020, representing a decrease of $13.1 million, or 1.7%, from December 31, 2019. Cash and due from banks decreased $56.5 million during the period primarily because of $41.5 million in offering subscriptions that were refunded due to the oversubscription of the stock offering. Net loans increased $46.7 million or 8.7%, due to new production of $171.0 million, consisting of a relatively equal mix of real estate loans and commercial loans, which was partially offset by $124.4 million in repayments. Securities held to maturity decreased $2.3 million mostly due to maturities in municipal bonds and government agency bonds which were not replaced.

Delinquent loans decreased $232,000, or 40.8%, during the nine-month period ended September 30, 2020, finishing at $337,000 or 0.1% of total loans. During the same timeframe, non-performing assets increased $82,000, or 13.9%, to $672,000 due to the addition of one loan and were 0.09% of total assets at September 30, 2020. Our allowance for loan losses was 0.40% of total loans and 344.67% of non-performing loans at September 30, 2020.

Total liabilities decreased $65.5 million, or 9.5%, to $626.1 million mainly due to $90.4 million in gross subscriptions that was either converted to common stock or refunded due to the oversubscription of the stock offering. Deposits increased $13.1 million, or 2.6%, due to increases in non-interest and interest bearing deposits. Federal Home Loan Bank advances increased $11.1 million, or 11.4%, as borrowings were available at lower rates than deposits.

Stockholders’ equity increased $52.4 million to $127.4 million, primarily due $54.6 million of net proceeds raised in the stock offering. At September 30, 2020, the Company’s ratio of average stockholders’ equity-to-total assets was 16.90%, compared to 10.96% at December 31, 2019.

EXPLANATORY NOTE

The Company was formed to serve as the mid-tier stock holding company for the Bank in connection with the reorganization of the Bank and its mutual holding company, Bogota Financial, MHC, into the two-tier mutual holding company structure. As of December 31, 2019 and for the three and nine months ended September 30, 2020, the reorganization had not been completed and the Company had no assets or liabilities and had not conducted any business activities other than organizational activities. Accordingly, the unaudited financial statements and other financial information at and for the 2019 periods contained relate solely to the consolidated financial results of the Bank.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from two offices located in Bogota and Teaneck, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen or remain open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us. As the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income. Our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2020	December 31, 2019
Assets
Cash and due from banks	$6,206,405	$5,176,241
Interest-bearing deposits in other banks	65,205,827	122,686,318

Cash and cash equivalents	71,412,232	127,862,559
Securities available for sale	12,277,380	13,748,561
Securities held to maturity (fair value of $55,337,097 and $56,582,299, respectively)	53,826,111	56,093,317
Loans, net of allowance of $2,316,174 and $2,016,174, respectively	583,815,965	537,157,217
Premises and equipment, net	4,309,116	4,196,753
Federal Home Loan Bank (FHLB) stock	6,065,200	5,672,700
Accrued interest receivable	2,982,313	2,021,360
Bank owned life insurance	16,827,094	17,409,745
Other assets	1,988,626	2,450,042

Total Assets	$753,504,037	$766,612,254

Liabilities and Equity
Liabilities
Non-interest bearing	$24,026,431	$16,122,231
Interest bearing	486,838,498	481,627,221

Total Deposits	510,864,929	497,749,452
FHLB advances	108,147,741	97,092,484
Advance payments by borrowers for taxes and insurance	3,265,348	3,191,706
Subscription offering proceeds	—	90,349,840
Other liabilities	3,826,120	3,250,925

Total liabilities	626,104,138	691,634,407

Commitments and Contingencies-see note 5
Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at September 30, 2020	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,157,525 issued and outstanding at September 30, 2020	131,575	—
Additional Paid-In capital	56,996,307	—
Retained earnings	76,313,418	75,291,512
Unearned ESOP shares (496,348 shares)	(5,802,428)	—
Accumulated other comprehensive loss	(238,973)	(313,665)

Total stockholders’ equity	127,399,899	74,977,847

Total liabilities and stockholders’ equity	$753,504,037	$766,612,254

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(unaudited)
Interest income
Loans	$5,391,077	$5,136,299	$15,734,259	$15,147,160
Securities
Taxable	367,857	441,557	1,204,056	1,383,258
Tax-exempt	13,136	11,836	38,017	77,787
Other interest-earning assets	131,215	215,048	660,492	659,842

Total interest income	5,903,285	5,804,740	17,636,824	17,268,047

Interest expense
Deposits	1,836,627	2,485,223	6,194,460	7,433,088
FHLB advances	472,506	568,740	1,478,432	1,487,479

Total interest expense	2,309,133	3,053,963	7,672,892	8,920,567

Net interest income	3,594,152	2,750,777	9,963,932	8,347,480
Provision for loan losses	25,000	—	275,000	—

Net interest income after provision for loan losses	3,569,152	2,750,777	9,688,932	8,347,480

Non-interest income
Fees and service charges	13,407	25,447	45,451	85,887
Bank owned life insurance	90,359	102,880	939,160	305,142
Other	4,287	3,885	12,470	20,860

Total non-interest income	108,053	132,212	997,081	411,889

Non-interest expense
Salaries and employee benefits	1,330,540	1,229,834	3,790,526	3,704,454
Occupancy and equipment	166,592	162,945	495,509	513,517
FDIC insurance assessment	45,000	14,161	116,000	75,296
Data processing	182,202	83,915	493,439	820,958
Advertising	30,000	65,000	131,814	185,000
Director fees	181,916	160,651	547,091	498,596
Professional fees	239,375	85,500	642,888	208,000
Contribution to Charitable Foundation	—	—	2,881,500	—
Other	218,395	136,762	527,560	554,078

Total non-interest expense	2,394,020	1,938,768	9,626,327	6,559,899

Income (loss) before income taxes (benefit)	1,283,185	944,221	1,059,686	2,199,470
Income tax expense (benefit)	326,769	273,207	37,781	558,367

Net income	$956,416	$671,014	$1,021,905	$1,641,103

Earnings per Share	$0.08	—	$0.09	—
Weighted average shares outstanding	12,657,453	—	12,004,881	—

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2020	2019	2020	2019
Performance Ratios (1):
Return on average assets (2)	0.51%	0.10%	0.19%	0.25%
Return on average equity (3)	3.01%	0.91%	1.11%	2.25%
Interest rate spread (4)	1.71%	1.51%	1.58%	1.54%
Net interest margin (5)	1.97%	1.74%	1.90%	1.76%
Efficiency ratio (6)	64.66%	67.25%	87.82%	74.89%
Average interest-earning assets to average interest-bearing liabilities	121.75%	112.06%	121.94%	112.00%
Net loans to deposits	114.28%	113.11%	114.28%	11.00%
Equity to assets (7)	16.85%	11.14%	16.85%	11.38%
Capital Ratios:
Tier 1 capital (to adjusted total assets)			26.27%	11.26%
Tier 1 capital (to risk-weighted assets)			25.80%	17.98%
Total capital (to risk-weighted assets)			25.80%	18.47%
Common equity Tier 1 capital (to risk-weighted assets)			17.38%	17.98%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.40%	0.37%
Allowance for loan losses as a percent of non-performing loans			344.67%	361.84%
Net recoveries to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			0.11%	0.10%
Non-performing assets as a percent of total assets			0.09%	0.08%

(1)	Performance ratios are annualized.

(2)	Represents net income divided by average total assets.

(3)	Represents net income divided by average equity.

(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 30% for 2020 and 2019.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

(7)	Represents average equity divided by average total assets.

BOGOTA FINANCIAL CORP.

RECONCILIATION OF GAAP TO NON-GAAP

	Three months ended September 30, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,283,185	$326,769	$956,416
Add: merger and acquisition related expenses	78,606	—	78,606

Non-GAAP basis	$1,361,791	$326,769	$1,035,022

	Three months ended September 30, 2019
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$944,221	$273,207	$671,014
Add: merger and acquisition related expenses	—	—	—

Non-GAAP basis	$944,221	$273,207	$671,014

	Nine months ended September 30, 2020
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$1,059,686	$37,781	$1,021,905
ADD: Charitable Foundation Contribution	2,881,500	809,990	2,071,510
Add: merger and acquisition related expenses	78,606	—	78,606

Non-GAAP basis	$4,019,792	$847,771	$3,172,021

	Nine months ended September 30, 2019
	Income Before Income Taxes	Provision for Income Taxes	Net Income
GAAP basis	$2,199,470	$558,367	$1,641,103
Add: merger and acquisition related expenses	—	—	—

Non-GAAP basis	$2,199,470	$558,367	$1,641,103

The Company’s management believes that the presentation of net income on a non-GAAP basis, excluding nonrecurring items, provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

	Nine months ended September 30,
	2020	2019
Return on average assets (annualized):
GAAP	0.19%	0.25%
Non-GAAP	0.55%	0.25%
Return on average equity (annualized):
GAAP	1.11%	2.25%
Non-GAAP	3.25%	2.25%

Contacts

Joseph Coccaro – President & CEO, 201-862-0660 ext. 1110